EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 5, 2017—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2017, of $19.3 million, or 56 cents per share, compared to $17.0 million, or 49 cents per share, for the same period in the prior year.

During the first quarter of 2017, electric net income increased primarily related to lower fuel costs and savings from MGE's ongoing efforts to manage operating and maintenance costs. Gas net income remained relatively flat for the first quarter of 2017 compared to the same period in the prior year.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 149,000 customers in Dane County, Wis., and purchases and distributes natural gas to 154,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended March 31,	2017	2016
Operating revenue	$156,823	$147,527
Operating income	$32,910	$29,531
Net income	$19,300	$17,028
Earnings per share (basic and diluted)	$0.56	$0.49
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com